Exhibit 99.1
news release
QLT ANNOUNCES POSITIVE RESULTS FROM THE EVALUATION OF VISUDYNE® COMBINATION THERAPY

For Immediate Release	June 2, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced positive twelve-month primary analysis results from the Phase II RADICAL study (Reduced Fluence Visudyne Anti-VEGF-Dexamethasone In Combination for AMD Lesions) in patients with wet age-related macular degeneration (“wet AMD”). The purpose of the study is to determine if Visudyne combined with Lucentis reduces retreatment rates compared with Lucentis monotherapy, while maintaining similar vision outcomes and an acceptable safety profile. Three Visudyne—Lucentis combination therapies were evaluated against Lucentis monotherapy. The overall results showed that fewer retreatment visits were required with the combination therapies than with Lucentis monotherapy, and the differences were statistically significant:
1.	Triple therapy with quarter-fluence Visudyne followed by Lucentis and then dexamethsone (P=.04)
2.	Triple therapy with half-fluence Visudyne followed by Lucentis and then dexamethsone (P<.001)
3.	Double therapy with half-fluence Visudyne followed by Lucentis (P=.04)
While the mean visual acuity (VA) may appear to have improved similarly across all treatment groups, the confidence intervals were wide. There were no unexpected safety findings, and adverse event incidence was similar across treatment groups.
Of the four treatment groups, the triple therapy half-fluence group demonstrated the best results, with the fewest retreatment visits and mean VA improvement most similar to Lucentis monotherapy through 12 months. Patients in the triple therapy half-fluence group had a mean of 3.0 retreatment visits compared with 5.4 for patients who received Lucentis monotherapy (P<.001). At the month 12 examination, mean VA in the triple therapy half-fluence group improved 6.8 letters from baseline compared with 6.5 letters in the Lucentis monotherapy group (P=.94). While all combination groups had significantly fewer retreatment visits than the Lucentis monotherapy group, the better results (both in VA change and retreatment visits) in the triple therapy half-fluence group compared with the other combination groups was a trend and was not statistically different. Mean retreatment visits and VA improvement for each treatment group are presented in the table below. All results presented are based on ITT analyses; per-protocol analyses yielded similar results. Patients were evaluated for VA and safety, and to assess if retreatment was needed, at visits every month over 12 months of study follow-up. Overall, 10 patients discontinued the study by 12 months for reasons unrelated to Visudyne or Lucentis.

Primary Outcomes from RADICAL Study at 12 Months

			Double
	Triple therapy		therapy	Lucentis
	Quarter-fluence	Half-fluence	Half-fluence	monotherapy
ITT	N=39	N=39	N=43	N=41
Mean retreatment visits	4.0 (P=.04)	3.0 (P<.001)	4.0 (P=.04)	5.4
Mean VA improvement from baseline (letters)	3.6 (P=.38)	6.8 (P=.94)	5.0 (P=.63)	6.5
Difference from Lucentis group (95% CI)	-2.9 (-9.5, 3.6)	0.3 (-6.2, 6.7)	-1.6 (-8.0, 4.9)	—
Per-protocol	N=37	N=34	N=33	N=32
Mean retreatment visits	3.9 (P=.01)	3.0 (P<.001)	4.3 (P=.047)	5.9
Mean VA improvement from baseline (letters)	3.6 (P=.38)	7.6 (P=.84)	4.1 (P=.46)	6.8
P values are from comparison with Lucentis monotherapy
CI: confidence interval
“The ability of Visudyne—Lucentis triple therapy to decrease the number of retreatment visits for patients while showing vision improvement and an acceptable safety profile is very encouraging,” said Allen C. Ho, M.D., Mid Atlantic Retina and Professor of Ophthalmology Wills Eye Institute Philadelphia, and one of the two lead investigators for the study. “The RADICAL study has validated our therapeutic approach to wet AMD,” said Henry Hudson, M.D., Retina Centers, PC, the other lead investigator for the study.
“Wet AMD is an ocular disease that afflicts people of advanced age, and doctor visits can be onerous to the patient and the patient’s caregiver,” said Bob Butchofsky, Chief Executive Officer of QLT Inc. “We are very pleased that the RADICAL study demonstrated that Visudyne combination therapy with Lucentis with or without dexamethasone has the potential to significantly decrease patient burden by reducing the number of doctor visits. We have showed combination therapy with Visudyne significantly reduces the need for retreatment visits through 12 months, which we believe is a great outcome. In addition to reducing retreatment visits, we also believe that Visudyne combination therapy is a potential cost effective way to treat patients with wet AMD.”
The results for secondary VA endpoints in the RADICAL study (percentage of patients with VA improvement equal to or greater than 15 letters, VA change equal to or greater than zero letters, and VA loss less than 15 letters) were consistent with the primary VA endpoint. Ocular adverse events considered associated with treatment were reported for 33% of patients in the combination therapy groups, compared with 27% of patients in the Lucentis monotherapy group. The higher incidence of these events with combination therapy is primarily due to vision disturbance events (abnormal vision 5 to 10% and decreased vision 5 to 8%), which are transient and known to be associated with Visudyne therapy.
The full results of the 12-month primary analysis of the study are expected to be presented at a scientific meeting in the fall.

About RADICAL Phase II Study (Reduced Fluence Visudyne Anti-VEGF-Dexamethasone In Combination for AMD Lesions)
The RADICAL study is a Phase II, multicenter, randomized, single-masked study comparing reduced-fluence Visudyne-Lucentis combination therapies (with or without dexamethasone) to Lucentis monotherapy in 162 subjects with choroidal neovascularization (CNV) secondary to wet age-related macular degeneration (wet AMD). Subjects were randomly assigned to one of four treatment groups: Quarter-fluence Visudyne (180 mW/cm2 for 83 seconds to deliver 15 J/cm2) followed within two hours by intravitreal Lucentis (0.5 mg) and then intravitreal dexamethasone (0.5 mg); Half-fluence Visudyne (300mW/cm2 for 83 seconds to deliver 25 J/cm2) followed within two hours by intravitreal Lucentis (0.5 mg) and then intravitreal dexamethasone (0.5 mg); Half-fluence Visudyne (300 mW/cm2 for 83 seconds to deliver 25 J/cm2) followed within two hours by intravitreal Lucentis (0.5 mg); or Lucentis monotherapy (0.5 mg). Initial treatment in the combination therapy groups was mandatory. The Lucentis monotherapy group receieved mandatory injections for initial treatment and the first two months. After mandatory treatment, all treatments in all groups were PRN. The treatments received in all groups were experimental: reduced-fluence Visudyne and as-needed Lucentis are not standard regimens, while dexamethasone and combination therapies for AMD are not approved for marketing by regulatory agencies. The study duration is 24 months with a planned primary analysis when all subjects completed 12 months of follow-up. At baseline, mean best corrected visual acuity letter scores ranged from 58 to 53 across treatment groups.
About Visudyne
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. This produces a reaction that closes the abnormal leaky vessels, resulting in a stabilization of the corresponding vision loss.
Visudyne is approved worldwide for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 50, and has been used in more than two million treatments worldwide. Visudyne is commercially available in more than 80 countries for the treatment of predominantly classic subfoveal CNV. In addition, over 60 countries have approved Visudyne to treat other macular neovascular conditions such as minimally classic and occult with no classic AMD lesions, pathologic myopia and presumed ocular histoplasmosis.
Visudyne is generally well tolerated and has a well established safety profile. The most commonly reported side effects include injection site reactions and visual disturbances. In addition, some patients experienced back pain, usually during the infusion. Using the approved light dose of 50J/cm2 between 1% and 5% of patients experienced a substantial decrease in vision in the first 7 days with partial recovery in some patients. Recent studies suggest that halving the light dose/fluence may lower the incidence of visual disturbances with similar visual outcomes as the standard light dose which led to lower light doses being used in this study. After treatment, patients should avoid direct sunlight for five days to prevent sunburn. People with porphyria should not be treated with Visudyne.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our website at www.qltinc.com.

QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Nanus
Telephone: 646-378-2927
Atrigel is a registered trademark of QLT USA, Inc.
Lucentis is a registered trademark of Genentech, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: the results of the Radical Study, or other clinical studies, may not necessarily result in increased usage of Visudyne; our expectations for timing to receive and release further data from the RADICAL study; any future expectations concerning the reduced-fluence Visudyne-Lucentis combination therapy; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including reduced-fluence Visudyne-Lucentis combination therapy and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

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